EXHIBIT 99
15985 East High Street
P. O. Box 35
Middlefield, Ohio 44062
Phone: 440/632-1666 FAX: 440/632-1700
www.middlefieldbank.com
PRESS RELEASE

Contact:	James R. Heslop, 2nd
Executive Vice President/Chief Operating Officer
(440) 632-1666 Ext. 3219
jheslop@middlefieldbank.com
Middlefield Banc Corp. Reports Fourth Quarter and Full Year 2008 Results
MIDDLEFIELD, OHIO, January 29, 2009 ♦ ♦ ♦ ♦ Middlefield Banc Corp. (Pink Sheets: MBCN) reported net income for the three months ended December 31, 2008, of $391,000, or $0.25 per diluted common share, compared to net income of $862,000,or $0.55 per diluted common share for the three months ended December 31, 2007. The corporation’s return on average equity for the 2008 period was 5.02% and its return on average assets was 0.34%. Comparable ratios for the 2007 three-month period were 9.73% and 0.80%, respectively. Reported results for the fourth quarter of 2008 included $379,000 pre-tax, or $0.16 per diluted share after-tax, in other-than-temporary impairment (OTTI) charges on securities.
For the full year ended December 31, 2008, the corporation posted net income of $2,615,000, compared to $3,375,000 for the full year ended December 31, 2007. On a per share basis, full year 2008 earnings were $1.69 per diluted common share, representing a decrease from the $2.14 per diluted common share for the full year ended December 31, 2007. The return on average equity for the full year ended December 31, 2008, was 7.91% and its return on average assets was 0.58%. Prior year ratios were 10.06% and 0.85%, respectively.
The corporation’s total assets at year-end 2008 were $467.8 million, an increase of 7.7% over the $434.3 million recorded at December 31, 2007. Net loans at December 31, 2008, were $318.0 million, an increase of $11.9 million, or 3.9%, over the $306.1 million in net loans at December 31, 2007. Total deposits at year-end 2008 were $394.8 million, which was $31.9 million, or 8.8%, higher than the deposit level of $362.9 million recorded at December 31, 2007.

“While our level of earnings for 2008 was down from the prior year, we believe that our performance, especially in light of the economic turbulence and dynamic interest rate conditions, illustrates the solid core upon which our company has been established,” stated Thomas G. Caldwell, President and Chief Executive Officer of Middlefield Banc Corp. “Our earnings were also impacted by several of the growth efforts that we have made in recent years. This negative impact was anticipated for the near term. By focusing on our true community banking philosophy, we have avoided many of the current challenges within the industry related to sub-prime lending and risky investment securities.”
Caldwell continued, “Growth in our loan portfolio was markedly less than projected. Economic uncertainty and a misperception that it is difficult to obtain a loan have worked against our best efforts. Both of our banks have strong capital, utilize solid and consistent underwriting, and are poised to continue to assist families and businesses achieve their dreams.”
Highlights for the fourth quarter and full year of 2008 include:
•	Net interest income for the fourth quarter of 2008 was $2,999,000, which was slightly above the $2,945,000 reported for the comparable period of 2007. For the 2008 three month period, the net interest margin was 2.99%, which was lower than the prior year’s 3.12%. Full year net interest income for 2008 totaled $11,980,000, or 5.6% higher than the $11,342,000 for the 2007 full year. The net interest margin for 2008 was 3.06%, which was below the 3.25% reported for 2007. For the full year of 2008, the yield on earning assets decreased 45 basis points from the 2007 figure, while the cost of interest bearing liabilities declined 47 basis points over the same period. Contributing to the lower net interest margin for the fourth quarter and for the year was the level of non-accrual loans and charge-offs recognized by the company.
•	Non-interest income, exclusive of OTTI charges, decreased $57,000 for the three-month period and $1,000, exclusive of OTTI charges, for the twelve-month period ending December 31, 2008, over the equal reporting periods of 2007. The decreases were primarily the result of a decrease in deposit service charges, which corresponds to a reduction in overdraft fees and statement service charges at the Middlefield affiliate. These reductions were driven, in part, by a wider acceptance of the free checking account product in that market. The other-than-temporary impairment charge relates to two mortgage backed securities held by one of the company’s subsidiary banks. Management has concluded that it is probable that there has been an adverse change in estimated cash flows for those securities, which management deemed to be other-than-temporarily impaired in accordance with generally accepted accounting principles.
•	Non-interest expense for the fourth quarter of 2008 was $2,772,000, up 17.4% from that of the fourth quarter of 2007. Total non-interest expense for the full year of 2008 was 13.1% higher than the level of 2007. The factors that primarily led to the increase were costs associated with the operation of additional offices, increased staffing levels related to those offices, and associated higher levels of equipment depreciation. While The Middlefield Banking Company opened its office in Cortland, Ohio, in June of 2008, its Newbury, Ohio, office was completing its second year of operation in 2008. Emerald Bank expanded into Westerville, Ohio, with the purchase of a branch office in early November 2008. Deposit insurance premiums paid to the FDIC during the period ended December 31, 2008, increased $139,000 over the prior year, as that agency sought to maintain the legally prescribed coverage ratio. Audit and exam expense increased $101,000 during 2008 as the company continued its efforts to ensure compliance with the provisions of the Sarbanes-Oxley Act of 2002 and other regulatory mandates. Data processing costs for 2008 increased $109,000 over the prior year. This increased expense was driven by an increase in customer relationships and the expansion of product offerings.

•	The provision for credit losses in the fourth quarter of 2008 was $251,000, which was nearly comparable to the $255,000 provision taken during the fourth quarter of 2007. For the full year of 2008, the provision for credit losses was $608,000, which represented an increase from the $429,000 allocated during 2007. This level of provision during 2008 is reflective of the changing economic conditions adversely impacting the market areas served by the company’s affiliate banks, which have caused charge-offs and non-performing loans to increase. Charge-offs for 2008 were $351,000, which was below the $423,000 charged-off during 2007. The allowance for loan losses at December 31, 2008, stood at $3,557,000, or 1.11% of total loans.
•	Stockholders’ equity at December 31, 2008, was $35.1 million, or 7.49% of total assets. During 2008, the company repurchased 37,785 share of its common stock. Middlefield has examined the specific provisions of the government’s Capital Purchase Program and the senior unsecured debt guarantee. The company has opted to not participate in either program based upon the constraints placed upon its ability to conduct business to the greatest advantage of its shareholders and markets. Book value as of December 31, 2008 was $22.83 per common share.
•	During the fourth quarter of 2008, Middlefield Banc Corp. paid a cash dividend of $0.26 per common share. Dividends for the full year of 2008 were $1.03, or 10.2% higher than the cash dividend of $0.935 paid during 2007. The 2007 amount reflects adjustment for a 5% stock dividend paid during the fourth quarter of 2007.
“The year just ended witnessed a nearly unprecedented level of turmoil in the financial markets. Evidence of market instability is found in other-than-temporary impairment charge required on two mortgage-backed securities. Additionally, our net interest margin was negatively impacted as we competed with aggressive pricing levels driven by our larger competitors as they worked to ensure liquidity at their institutions,” commented Donald L. Stacy, Chief Financial Officer and Treasurer of Middlefield Banc Corp. “With government assistance being provided to many of those companies, we remain concerned as to the unfair disadvantage that we, and those who also acted prudently, may continue to face.”
Stacy further stated, “We will continue to aggressively seek positive earnings opportunities during the coming year. Our further focus will remain on addressing those costs that are within our control. Unfortunately, this does not include insurance premiums paid to the FDIC, which are anticipated to continue an upward trend. It is, however, important to note, that our balance sheet is strong and our local bank/relationship driven model does provide a sustainable method of operation.”
Middlefield Banc Corp., headquartered in Middlefield, Ohio, is a financial holding company with total assets of $467.8 million. Its subsidiary, The Middlefield Banking Company, operates full service banking centers and a UVEST Financial Services® brokerage office serving Chardon, Cortland, Garrettsville, Mantua, Middlefield, Newbury, and Orwell, Ohio. The company also serves the central Ohio market through its Emerald Bank subsidiary, with offices in Dublin and Westerville, Ohio. Additional information is available at www.middlefieldbank.com and www.emeraldbank.com.

This press release of Middlefield Banc Corp. and the reports Middlefield Banc Corp. files with the Securities and Exchange Commission often contain “forward-looking statements” relating to present or future trends or factors affecting the banking industry and, specifically, the financial operations, markets and products of Middlefield Banc Corp. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause Middlefield Banc Corp.’s future results to differ materially from historical performance or projected performance. These factors include, but are not limited to: (1) a significant increase in competitive pressures among financial institutions; (2) changes in the interest rate environment that may reduce interest margins; (3) changes in prepayment speeds, charge-offs and loan loss provisions; (4) less favorable than expected general economic conditions; (5) legislative or regulatory changes that may adversely affect businesses in which Middlefield Banc Corp. is engaged; (6) technological issues which may adversely affect Middlefield Banc Corp.’s financial operations or customers; (7) changes in the securities markets; or (8) risk factors mentioned in the reports and registration statements Middlefield Banc Corp. files with the Securities and Exchange Commission. Middlefield Banc Corp. undertakes no obligation to release revisions to these forward-looking statements or to reflect events or circumstances after the date of this press release.
MIDDLEFIELD BANC CORP.
Consolidated Selected Financial Highlights
(dollars in thousands, except per share amounts)

	(unaudited)
	December 31,	December 31,
Consolidated Balance Sheets (period end)	2008	2007
Assets
Cash and due from banks	$9,795	$9,073
Federal funds sold	7,548	8,632
Interest-bearing deposits in other institutions	112	110

Cash and cash equivalents	17,455	17,815
Investment securities available for sale	104,270	85,968
Loans:	321,575	309,446
Less: reserve for loan losses	3,557	3,299

Net loans	318,019	306,147
Premises and equipment	8,449	7,045
Goodwill	4,559	4,371
Bank-owned life insurance	7,441	7,153
Accrued interest receivable and other assets	7,654	5,774

Total Assets	$467,847	$434,273

	December 31,	December 31,
	2008	2007
Liabilities
Deposits:
Non-interest bearing demand deposits	$42,357	$41,348
Interest bearing demand deposits	26,405	19,566
Money market accounts	27,845	22,684
Savings deposits	68,969	76,894
Time deposits	229,244	202,426

Total Deposits	394,820	362,918
Short-term borrowings	1,886	1,511
Other borrowings	33,903	32,395
Other liabilities	2,179	2,488

Total Liabilities	$432,788	$399,312

Stockholders’ Equity
Common stock, no par value, 10,000,000 shares authorized, 1,725,381 and 1,701,546 shares issued	27,301	26,650
Retained earnings	14,786	13,747
Net Unrealized gain (loss) on securities	(295)	(53)
Treasury stock, at cost; 189,530 shares in 2008 and 151,745 shares in 2007	(6,734)	(5,383)

Total Stockholders’ Equity	35,059	34,961

Total Liabilities and Stockholders’ Equity	$467,847	$434,273

MIDDLEFIELD BANC CORP.
Consolidated Statement of Income
December 31, 2008 and 2007
(unaudited, dollars in thousands, except per share amounts)

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
INTEREST INCOME
Interest and fees on loans	$5,153	$5,613	$21,426	$21,063
Interest-bearing deposits in other institutions	2	28	12	156
Federal funds sold	11	115	135	498
Investment securities	0
Taxable interest	745	421	2,538	1,266
Tax-exempt interest	450	463	1,810	1,774
Other dividend income	27	32	115	116

Total interest income	6,387	6,672	26,038	24,873
INTEREST EXPENSE
Deposits	2,971	3,272	12,352	11,633
Short term borrowings	11	18	46	628
Other borrowings	271	302	1,120	735
Trust preferred securities	134	135	539	535

Total interest expense	3,388	3,727	14,058	13,531

NET INTEREST INCOME	2,999	2,945	11,980	11,342
Provision for loan losses	251	255	608	429

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	2,748	2,690	11,372	10,912

NONINTEREST INCOME
Service charges on deposits	470	528	1,888	1,955
Investment securities gains (losses)	(379)	7	(344)	7
Earnings on bank-owned life insurance	70	70	287	281
Other income	110	103	395	572

Total non-interest income	272	708	2,227	2,815
NONINTEREST EXPENSE
Salaries and employee benefits	1,268	1,092	4,912	4,458
Occupancy expense	242	194	886	746
Equipment expense	103	132	539	525
Data processing costs	212	195	803	694
Professional fees	164	88	587	423
Ohio state franchise tax	117	111	468	425
Advertising	57	59	373	316
Postage and freight	35	54	244	209
Other operating expense	573	435	1,785	1,760

Total non-interest expense	2,772	2,361	10,596	9,556

Income before income taxes	248	1,037	3,002	4,172
Provision for income taxes	(143)	175	387	796

NET INCOME	$391	$862	$2,615	$3,375

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Per common share data
Net income per common share — basic	$0.26	$0.55	$1.71	$2.17
Net income per common share — diluted	$0.25	$0.55	$1.69	$2.14
Dividends declared	$0.260	$0.245	$1.03	$0.935
Book value per share(period end)	$22.83	$22.56	$22.83	$22.56
Dividend payout ratio	102.04%	37.34%	60.25%	40.97%
Average shares outstanding — basic	1,530,686	1,561,771	1,532,973	1,555,597
Average shares outstanding — diluted	1,533,292	1,582,872	1,545,918	1,577,399
Period ending shares outstanding	1,535,851	1,549,801	1,535,851	1,549,801

Selected ratios
Return on average assets	0.34%	0.80%	0.58%	0.85%
Return on average equity	5.02%	9.73%	7.91%	10.06%
Yield on earning assets	6.12%	6.78%	6.40%	6.85%
Cost of interest bearing liabilities	3.52%	4.23%	3.78%	4.25%
Net interest spread	2.60%	2.55%	2.63%	2.60%
Net interest margin	2.99%	3.12%	3.06%	3.25%
Efficiency (3)	80.96%	61.97%	71.50%	64.75%
Equity to assets at period end	7.49%	8.05%	7.49%	8.05%

(1)	Return on tangible assets is calculated by dividing net income less amortization of intangibles by average assets less average intangibles.

(2)	Return on tangible equity is calculated by dividing net income less amortization of intangibles by average equity less average intangibles.

(3)	The efficiency ratio is calculated by dividing non-interest expense less amortization of intangibles by the sum of net interest income on a fully taxable equivalent basis plus non-interest income.

	December 31,	December 31,
Asset quality data	2008	2007

Non-accrual loans	$6,255	$3,744
Loans past due >90 days and still accruing	2,227	1,917

Non-performing loans	8,482	5,661
Other real estate owned	1,106	—

Non-performing assets	$9,588	$5,661

Allowance for loan losses	$3,557	$3,299
Allowance for loan losses/total loans	1.11%	1.07%
Net charge-offs:
Quarter-to-date	$309	$76
Year-to-date	351	423
Net charge-offs to average loans
Quarter-to-date	0.10%	0.02%
Year-to-date	0.11%	0.15%
Non-performing loans/total loans	2.98%	1.83%
Allowance for loan losses/non-performing loans	37.09%	58.28%